                                                                 Exhibit 99.1
For Immediate Release
September 6, 2007

           NORDSTROM SAME-STORE SALES FOR AUGUST INCREASE 6.6 PERCENT
    SEATTLE - September 6, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $582.3 million for the four-week period ending September 1, 2007, an increase of 12.6 percent compared to sales of $517.1 million for the four-week period ending August 26, 2006. Same-store sales increased 6.6 percent.
    Preliminary year-to-date sales of $4.93 billion increased 7.7 percent compared to sales of $4.57 billion during the same period in 2006. Year-to-date same-store sales increased 7.4 percent.
    The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007. The month of August in fiscal 2007 began and ended one week later than in fiscal 2006. This timing shift positively impacted sales results for the month of August.
sales recording
    To hear Nordstrom's prerecorded August sales message, please dial (402) 220-6036. This recording will be available for one week.


SALES SUMMARY                           Total Sales (1)(2)               Same-store Sales (1) (2)
(unaudited; $ in millions)              -----------                      ----------------
                              Fiscal         Fiscal    Percent        Total    Full-line   Rack
                               2007           2006      Increase       Retail   Stores    Stores
                              ------         ------    --------       ------   ---------   ------
August                        $582.3         $517.1     12.6%           6.6%      4.5%      10.1%

Year-to-date                $4,925.6       $4,574.8      7.7%           7.4%      6.1%      10.8%

Number of stores (3)
    Full-line                   98             99
    Rack and other              59             57
    International
    Faconnable boutiques         0             34
                               ----           ----
    Total                      157            190
Gross square
footage                 20,091,000     20,217,000

(1)Same-store sales results exclude the impact of the January 2007 closure of the Crossroads Plaza Mall full-line store in Salt Lake City, Utah, in preparation for its planned relocation in 2011. Total sales results include the impact of this store closure.
(2)Total sales results include the impact of the sales return reserve and sales from our International Faconnable boutiques through August 31, 2007. The sales return reserve exiting July was higher than last year, and positively impacted August total sales as a result. Same-store sales results exclude the reserve in calculations.
(3)The number of International Faconnable boutiques reflects the sale of our Faconnable subsidiary.
    On August 31, 2007, we completed the previously announced sale of our international and wholesale Faconnable businesses. The sale of our four U.S. Faconnable boutiques is expected to close within our third quarter.

EXPANSION UPDATE
    On September 7, 2007, the company plans to open a full-line store at the Natick Collection in Natick, Mass.

2007 THIRD QUARTER OUTLOOK
    The timing shift from the fiscal 2006 53rd week is expected to have a positive impact on third quarter 2007 sales results.
    When compared to the planned same-store sales rate of four to five percent for the 2007 third quarter, the monthly same-store sales rate in September is expected be above the anticipated quarterly rate. In October, the planned same-store sales rate is expected to be below the anticipated quarterly rate.

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next three months is currently planned as follows:

                  September Sales Release       Thurs., October 11, 2007
                  October Sales Release         Thurs., November 8, 2007
                  Third Quarter Earnings        Mon., November 19, 2007
                  November Sales Release        Thurs., December 6, 2007

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
Investor Contact:         Media Contact:
RJ Jones, 206-303-3007    Michael Boyd, 206-373-3038

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the company's fiscal year ending February 2, 2008, anticipated sales results and same-store sales rates for the 2007 third and fourth quarters, the anticipated impact on same-store sales rates for those periods due to the fiscal 2006 53rd week timing shift, the anticipated closing of the sale of our four U.S. Faconnable boutiques and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations, and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to control costs, our ability to maintain our relationships with our employees, weather conditions, and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.